Exhibit 10.15

AMENDMENT NO. 2 TO LEASE

[Elk Creek Owned]

THIS AMENDMENT NO. 2 TO LEASE (the “Amendment”), effective March 31, 2016, is by and between RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company (“Lessor”), and RAMACO RESOURCES, LLC, a Delaware limited liability company (“Lessee”).

Recitals

WHEREAS, Lessor and Lessee entered into that certain Lease dated August 20, 2015, as amended by that certain Amendment No. 1 to Lease, effective December 31, 2015 (the “First Amendment,” and as amended, collectively, the “Lease”); and

WHEREAS, Lessor and Lessee desire to modify certain terms of the Lease pursuant to this Amendment.

Agreement

NOW, THEREFORE, in consideration of One Dollar cash-in-hand paid, the mutual agreements of the parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following:

1. First Amendment Superseded. The First Amendment is hereby superseded and of no further force and effect.

2. Minimum Monthly Royalty. Section 4(A) of the Lease is hereby deleted in its entirety, and replaced with the following paragraph:

A. MINIMUM MONTHLY ROYALTY. Lessee shall pay to Lessor minimum monthly royalty in the amount of Forty-One Thousand Six Hundred Sixty-Seven Dollars and 00/100 Dollars ($41,667.00), (the “Initial Minimum Monthly Royalty Payment”), until Lessee shall have paid twenty-four (24) Initial Minimum Monthly Royalty Payments. Thereafter, the minimum monthly royalty shall increase to, and thereafter be, One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven and 00/100 Dollars ($166,667.00) per month. Minimum monthly royalty shall be paid in arrears on or before the twentieth (20th) day of each calendar month for the preceding calendar month, with the first Initial Minimum Monthly Royalty Payment (the “Initial Minimum Monthly Royalty Payment Date”) being due on or before the earlier of (y) July 20, 2016, or (z) the twentieth (20th) day of the calendar month following the month in which Lessee receives the proceeds from third-party equity or debt financing for the purpose, in whole or in part, of commencement of construction of the planned Elk Creek preparation plant.

In the event Lessee pays tonnage royalty for coal mined in such calendar month sufficient to equal the minimum monthly royalty, no minimum monthly royalty shall be due with respect to such month. If Lessee does not mine sufficient coal during such calendar month to pay tonnage royalty equal to the minimum monthly royalty, then Lessee shall pay the difference between the minimum monthly royalty for such month and the tonnage royalty, if any, paid for coal mined during such month. Minimum monthly royalty payments in excess of tonnage royalty in any calendar month shall be fully recoupable by Lessee by crediting the same against tonnage royalty payments thereafter due to Lessor, if any, until fully recouped by Lessee. Lessor shall not be required to refund any unrecouped minimum monthly royalty paid by Lessee and not recouped from tonnage royalty pursuant hereto.

3. No Other Modifications. All other terms and conditions of the Lease shall continue to remain in full force and effect, notwithstanding this Amendment.

IN WITNESS WHEREOF, the parties acknowledge their agreement to the foregoing Amendment by causing their duly authorized representatives to sign below.

LESSOR: RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company

By:	/s/ Randall W. Atkins
Name:	Randall W. Atkins
Its:	Authorized Agent

LESSEE: RAMACO RESOURCES, LLC, a Delaware limited liability company

By:	/s/ Michael D. Bauersachs
Name:	Michael D. Bauersachs
Its:	Authorized Agent